                                                                    Exhibit 12.2


                                 USX CORPORATION
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                      TOTAL ENTERPRISE BASIS - (Unaudited)
                -------------------------------------------------
                              (Dollars in Millions)

                                Six Months
                                  Ended           Year Ended December 31
                                 June 30     --------------------------------
                                1996   1995   1995   1994    1993   1992   1991
                                ----   ----  -----   ----    ----   ----   ----
Portion of rentals
  representing interest         $40     $40    $78    $85     $84    $87    $91
Capitalized interest              6       8     13     58     105     78     63
Other interest and fixed
  charges                       207     245    464    464     372    408    474
                                ----   ----   ----  -----    ----   ----   ----
Total fixed charges (A)        $253    $293   $555   $607    $561   $573   $628
                                ====   ====   ====   ====    ====   ====   ====
Earnings-pretax income (loss)
  with applicable
  adjustments (B)              $853    $856   $902 $1,263    $280   $376   $(53)
                                ====   ====   ====   ====    ====   ====   ====
Ratio of (B) to (A)            3.37    2.92   1.63   2.08     (a)    (a)    (a)
                                ====   ====   ====   ====    ====   ====   ====

  (a) Earnings did not cover fixed charges by $281 million for 1993, by $197 million for 1992 and by $681 million for 1991.
